Exhibit 3.142

SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LAKE ROAD GENERATING COMPANY, L.P.

This Seventh Amended and Restated Limited Partnership Agreement (as may be amended or amended and restated from time to time, this “Agreement”) of Lake Road Generating Company, L.P., a Delaware limited partnership (the “Partnership”), is entered into by Lake Road Holdings GP, LLC, a Delaware limited liability company, as general partner (the “General Partner”), and Lake Road Holdings LP, LLC, a Delaware limited liability company, as limited partner (the “Limited Partner” and, together with the General Partner, the “Partners”), as of April 1, 2015.

WHEREAS, the Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (as amended from time to time, the “Act”) by the filing of the Certificate of Limited Partnership (the “Certificate of Limited Partnership”) with the Secretary of State of the State of Delaware on April 21, 1993 under the name Richmond Generating Company, L.P., as amended October 27, 1997 to reflect a change in the name to Lake Road Generating Company, L.P.;

WHEREAS, the Partnership was organized pursuant to an agreement, dated as of April 17, 1993 (the “Original Partnership Agreement”), by and between Peach IV Power Corporation, a Delaware corporation, and Black Hawk III Power Corporation, a California corporation (together, the “Original Partners”);

WHEREAS, the Original Partnership Agreement has been subsequently amended and restated, the most recent such restatement being the Sixth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of May 20, 2010 (the “Sixth Amended and Restated LP Agreement”);

WHEREAS, the Partners are party to the Sixth Amended and Restated LP Agreement;

WHEREAS, the Partners desire to enter into this Agreement to govern the operation of the Partnership. The Agreement is effective as of the date first written above and supersedes and replaces entirely any and all agreements governing the operations of the Partnership and the rights and obligations of its Partners.

NOW THEREFORE, the Partners hereby agree to amend, restate and replace the Sixth Amended and Restated LP Agreement in its entirety and to continue the Partnership under the Act upon the following terms and conditions:

1.                                      Formation. Upon the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware as required by the Act, the Partnership was formed as a limited partnership under the Act for the purposes and upon the terms and conditions hereinafter set forth.

2.                                      Name. The name of the limited partnership hereby is Lake Road Generating Company, L.P.

3.                                      Purpose. The purpose to be conducted or promoted by the Partnership is to engage in any lawful act or activity and to exercise any powers permitted to limited partnerships organized under the laws of the State of Delaware.

4.                                      Registered Office. The address of the registered office of the Partnership in the State of Delaware is 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901.

5.                                      Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901.

6.                                      Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner
Lake Road Holdings GP, LLC
601 Travis Street, Suite 1400
Houston, Texas 77002

Limited Partner
Lake Road Holdings LP, LLC
601 Travis Street, Suite 1400
Houston, Texas 77002

7.                                      Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, at such time as (a) the General Partner of the Partnership approves in writing, (b) an event of withdrawal of a general partner has occurred under the Act, (c) there are no limited partners of the Partnership unless the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act; provided, however, the Partnership shall not be dissolved and required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority of the limited partners of the Partnership agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership.

8.                                      Capital Contributions.

(a) General Partner. The General Partner shall be credited with 1% of the capital contributions made by the Original Partners to the Partnership representing 1% of the Partnership interests acquired by the General Partner up to and including the date of this Agreement.

(b) Limited Partner. The Limited Partner shall be credited with 99% of the capital contributions made by the Original Partners to the Partnership representing 99% of the Partnership interests acquired by the General Partner up to and including the date of this Agreement.

9.                                      Additional Contributions. The Partners have not and shall not at any time be required to make any capital contributions to the Partnership. The Partners may, but shall not be required to, make contributions to the capital of the Partnership from time to time. No interest shall be paid on capital contributions made by any Partner. No Partner shall have any duty or obligation to any creditor of the Partnership to make any contribution to the Partnership or to issue any call for capital pursuant to this Agreement.

10.                               Allocations of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

11.                               Tax Treatment. It is intended that the Company shall be a disregarded entity for federal, state, and local income tax purposes.

12.                               Distributions. Distributions shall be made to the Partners at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be made in proportion to their then current capital account balances. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

13.                               Management of Partnership. Except as otherwise provided in this Agreement, the General Partner shall have exclusive control over the business of the Partnership and shall have all rights, powers and authority generally conferred by law or necessary, advisable or consistent in connection therewith. The Limited Partner shall have no right to participate in or vote upon any Partnership matters except as specifically provided by this Agreement or required by any mandatory provision of the Act. Notwithstanding any other provision of this Agreement, the General Partner has the authority to bind the Partnership and is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner or other person or entity.

14.                               Officers. The Officers of the Partnership shall be designated by the General Partner. The additional or successor Officers of the Partnership shall be chosen by the General Partner and shall consist of at least a President, a Vice President, Secretary and Treasurer. Any number of offices may be held by the same person. The General Partner may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the General Partner. The salaries of all Officers and agents of the Partnership shall be fixed by or in the manner prescribed by the General Partner. The Officers of the Partnership shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the General Partner. Any vacancy occurring in any office of the Partnership shall be filled by the General Partner.

15.                               Exculpation and Indemnification. Except as limited by applicable law and subject to the provisions of this Section 15, any officer, director, employee, Partner or Affiliate of a Partner of the Partnership (each an “Indemnitee”) will not be liable for, and will be indemnified and held harmless by the Partnership against, any and all losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being an officer, director, employee, Partner or Affiliate of a Partner of the Partnership, or by reason of its involvement in the management of the affairs of the Partnership, whether or not it continues to be such at the time any such loss, liability or expense is paid or incurred. Notwithstanding the foregoing, no Indemnitee will be held harmless or indemnified under this Section 15 for any losses, liabilities or expenses arising out of the fraud, intentional misconduct, or knowing or reckless breach of Indemnitee’s obligations under this Agreement, or bad faith of such Indemnitee. The rights of indemnification provided in this Section 15 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract or as a matter of law. Without limiting the foregoing, an Indemnitee will be entitled to indemnification by the Partnership against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of the Act or any other applicable statute.

16.                               Amendments Regarding Exculpation and Indemnification. Any repeal or modification of the foregoing Section by the General Partner shall not adversely affect any rights of such Indemnitee pursuant to such Section, including the right to indemnification and to the advancement of expenses of an Indemnitee existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

17.                               Transfer or Pledge. A partner’s interest in the Partnership shall not be assigned, pledged, sold or otherwise transferred, in whole or in part, without the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. No assignee of a partner’s interest in the Partnership shall be admitted into the Partnership as a substituted partner without: (a) the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion; and (b) such assignee executing a counterpart to this Agreement.

18.                               Withdrawal. No partner of the Partnership may withdraw from the Partnership.

19.                               Additional Limited Partners.

(a)                                           Without the approval of the Limited Partner, the General Partner may admit additional limited partners to the Partnership.

(b)                                           After the admission of any additional limited partners pursuant to this Section 19, the Partnership shall continue as a limited partnership under the Act without dissolution.

(c)                                            The admission of additional limited partners to the Partnership pursuant to this Section 19 shall be accomplished by the execution of a counterpart to this Agreement by such additional limited partner or, if necessary, the amendment of this Agreement and any other actions as may be required by the Act.

20.                               Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

21.                               Amendments. This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the General Partner.

22.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

23.                               Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Seventh Amended and Restated Limited Partnership Agreement as of the date set forth above.

GENERAL PARTNER:
LAKE ROAD HOLDINGS GP, LLC
a Delaware limited liability company

By:	/s/ Heidi D. Lewis
Name:	Heidi D. Lewis
Title:	Vice President, Group General Counsel and Assistant Secretary

LIMITED PARTNER:
LAKE ROAD HOLDINGS LP, LLC
a Delaware limited liability company

By:	/s/ Heidi D. Lewis
Name:	Heidi D. Lewis
Title:	Vice President, Group General Counsel and Assistant Secretary